EXHIBIT 20

Dime Financial                                         P.O. Box 700
  Corporation                                          Wallingford, CT 06492
                                                       (203) 269-8881

             Dime Financial Corporation - First Quarter Results

Dime Financial Corporation ("DFC") (NASDAQ: DIBK) announced net income of $2.9 million or $0.57 per share for the quarter ended March 31, 1996 compared with a loss of $791,000 or $0.16 per share for the quarter ended March 31, 1995. The change in net income from the year earlier period was primarily the result of a reduction in the provision to the allowance for loan losses and a decline in operating expenses. In addition, The Board of Directors declared a dividend of $0.07 per share payable on May 23, 1996 to shareholders of record on May 6, 1996.

The provision to the allowance for loan losses totalled $700,000 during the first quarter of 1996 compared with a provision of $3.5 million during the first quarter of 1995. The allowance for loan losses at March 31, 1996 equalled $13.2 million and represented 220% of non-performing loans of $6.0 million and 2.98% of total loans outstanding. The allowance for loan losses at December 31, 1995 totalled $12.8 million and represented 166% of non-performing loans of $7.7 million and 2.80% of total loans outstanding and totalled $12.5 million or 150% of non-performing loans of $8.3 million and 2.47% of total loans at March 31, 1995.

Operating expenses totalled $3.5 million for the quarter ended March 31, 1996, a decrease of $1.1 million or 24% from the quarter ended March 31, 1995. The decline in operating expenses was primarily the result of a restructure program, implemented during 1995, which has resulted in a reduction of approximately 33% of the Company's workforce. Salaries and employee benefits for the quarter ended March 31, 1996 totalled $1.8 million compared with salaries and employee benefits of $2.3 million for the quarter ended March 31, 1995 representing a decline of $524,000 or 23%.

The cost of FDIC insurance also declined and totalled $38,000 for the quarter ended March 31, 1996 compared with a cost of $378,000 for the quarter ended March 31, 1995, representing a reduction of $340,000 or 90%. The drop in the cost of FDIC insurance was caused primarily by a general reduction in the assessment rate charged. In addition, the net cost of the operation of other real estate owned ("OREO operations") declined. OREO operations equalled a net gain of $154,000 for the quarter ended March 31, 1996 as gains realized from the sales of OREO more than offset the cost of operations. OREO operations for the quarter ended March 31, 1995 totalled a net cost of $85,000.

Non-performing loans totalled $6.0 million at March 31, 1996 representing a decrease of $1.7 million or 22% from December 31, 1995 and representing a decrease of $2.3 million or 28% from March 31, 1995. Other real estate owned ("OREO") totalled $600,000 at March 31, 1996 compared with OREO of $1.4 million at December 31, 1995 and $3.5 million at March 31, 1995. Total non-performing assets were $6.6 million at March 31, 1996 compared with $9.1 million at December 31, 1995 and $11.8 million at March 31, 1995. Non-performing assets equalled 0.99% of total assets at March 31, 1996 compared with 1.38% of total assets at December 31, 1995 and compared with 1.88% of total assets at March 31, 1995.

Net interest income totalled $6.4 million for the quarter ended March 31, 1996 representing a net interest rate spread of 3.41% and a net interest margin of 3.95%. Net interest income for the year earlier quarter ended March 31, 1995 totalled $6.6 million and represented a net interest rate spread of 3.94% and a net interest margin of 4.32%.

Total assets were $671.4 million at March 31, 1996 compared with total assets of $631.7 million at March 31, 1995, representing an increase of $39.7 million or 6.3%. Total deposits were $554.7 million at March 31, 1996 compared with $524.2 million at March 31, 1995, representing an increase of $30.5 million or 6.8%.

Total shareholders' equity was $53.4 million at March 31, 1996 representing an equity to assets ratio of 7.95% compared with shareholders' equity of $44.3 million at March 31, 1995 which represented an equity to assets ratio of 7.01%. The Tier 1 regulatory capital ratio at March 31, 1996 for The Dime Savings Bank of Wallingford, the Company's subsidiary bank, was 7.71% compared with a Tier 1 regulatory capital ratio of 6.56% at March 31, 1995. This ratio is in excess of the regulatory minimum.

                    Dime Financial Corporation and Subsidiary

                       Consolidated Statements of Condition

                                                        March 31,      December 31,      March 31,
(In thousands, except share data)                         1996            1995             1995
- --------------------------------------------------------------------------------------------------

Assets
Cash and amounts due from banks                          $ 12,148        $ 11,172        $ 13,257
Interest bearing deposits                                     293           2,983           5,644
Federal funds sold                                         12,546          21,334          31,946
Investment securities available for sale (a)                4,018           8,138           4,002
Investment securities held to maturity (b)                 64,861          47,898          54,746
Mortgage-backed securities available for sale (c)         120,843          95,190             ---
Investment in Federal Home Loan Bank of Boston stock        7,192           7,192           7,192
Loans receivable:
   Mortgage Loans:
      Residential real estate - owner occupied            320,387         329,597         389,621
      Residential real estate - non-owner occupied         26,359          27,699              (d)
      Commercial real estate                               42,356          43,658          56,067
      Builders' and Land                                    1,684           1,501           3,680
   Commercial loans                                         4,223           4,529           6,602
   Consumer loans                                          48,166          49,459          49,951
   Allowance for loan losses                              (13,204)        (12,779)        (12,477)
- -------------------------------------------------------------------------------------------------
Loans receivable, net                                     429,971         443,664         493,444
Premises and equipment, net                                 5,946           5,926           7,967
Accrued income receivable                                   5,011           4,451           4,223
Other real estate owned, net                                  608           1,415           3,533
Other assets                                                5,309           6,242           2,728
Excess of cost over fair value of net assets acquired       2,680           2,768           3,030
- -------------------------------------------------------------------------------------------------
      Total assets                                       $671,426        $658,373        $631,712
=================================================================================================

Liabilities and Shareholders' equity
Liabilities:
Deposits                                                 $554,715        $543,344        $524,200
Federal Home Loan Bank of Boston advances                  58,000          58,000          58,000
Other liabilities                                           5,312           5,361           5,220
- -------------------------------------------------------------------------------------------------
      Total liabilities                                   618,027         606,705         587,420
- -------------------------------------------------------------------------------------------------

Shareholders' equity:
Preferred stock; no par value; authorized
 1,000,000 shares; none issued and outstanding                ---             ---             ---
Common stock; $1.00 par value; authorized
 9,000,000 shares; issued 5,375,592 shares,
 5,373,992 and 5,345,390, respectively.                     5,375           5,374           5,345
Additional paid-in capital                                 51,133          51,117          50,846
Retained earnings (deficit)                                   342          (2,166)         (8,998)
Net unrealized gain (loss) on available for sale
 securities                                                  (553)            241              (3)
Treasury stock--351,607 shares at cost                     (2,898)         (2,898)         (2,898)
- -------------------------------------------------------------------------------------------------
      Total shareholders' equity                           53,399          51,668          44,292
- -------------------------------------------------------------------------------------------------

      Total liabilities and shareholders' equity         $671,426        $658,373        $631,712
=================================================================================================

<Fa> amortized cost: $4,023 at March 31, 1996; $8,155 at December 31, 1995;
     and $4,006 at March 31, 1995.
<Fb> market value: $64,187 at March 31, 1996; $48,245 at December 31, 1995;
     and $54,362 at March 31, 1995.
<Fc> amortized cost: $121,676 at March 31, 1996; and $94,809 at December 31,
     1995.
<Fd> information for this period is not available, it is included within
     Residential real estate - owner occupied.

                     Dime Financial Corporation and Subsidiary

                       Consolidated Statements of Operations

                                                       Three months ended March 31,
(In thousands, except share data)                           1996          1995
- -----------------------------------------------------------------------------------

Interest Income:
  Interest and fees on loans                              $ 9,508       $10,183
  Interest-bearing deposits                                    12            51
  Federal funds sold                                          210           384
  Interest and dividends on investments:
    U.S. treasury securities                                   62           241
    U.S. government agency obligations                        992           290
    REMIC/CMO's                                               833           ---
    Non-agency REMIC/CMO's                                     68           ---
    Mortgage backed securities                                751           ---
    Other bonds and notes                                      39           190
    Equity securities                                         ---             3
  Dividends on Federal Home Loan Bank of Boston Stock         113           132
- -------------------------------------------------------------------------------
      Total Interest Income                                12,588        11,474

Interest Expense:
  Interest to depositors                                    5,132         3,835
  Interest on Federal Home Loan Bank of Boston
   advances                                                 1,042         1,036
- -------------------------------------------------------------------------------
      Total Interest Expense                                6,174         4,871
- -------------------------------------------------------------------------------

Net Interest Income                                         6,414         6,603
  Provision for loan losses                                   700         3,500
- -------------------------------------------------------------------------------
Net Interest Income after provision                         5,714         3,103
  Investment securities gains (losses), net                   159           234
  Other operating income                                      506           552
- -------------------------------------------------------------------------------
  Income before other operating expenses                    6,379         3,889
- -------------------------------------------------------------------------------
Other Operating Expenses:
  Salaries and employee benefits                            1,765         2,289
  Professional and other services                             516           619
  Bank occupancy and equipment expense                        674           754
  FDIC Assessment                                              38           378
  Net cost of operation of other real estate                 (154)           84
  Other operating expenses                                    689           545
- -------------------------------------------------------------------------------
      Total Other Operating Expenses                        3,528         4,669
Income (loss) before income taxes                           2,851          (780)
Income tax expense (benefit)                                   (8)           11
- -------------------------------------------------------------------------------
Net income (loss)                                          $2,859       ($  791)
===============================================================================

Weighted average common shares                              5,023         4,994

Earnings (loss) per share                                  $ 0.57       ($ 0.16)

                        Selected Financial Highlights

                                                           For the three months
                                                              ended March 31,
(Dollars in thousands)                                      1996          1995
- -------------------------------------------------------------------------------

Average yield on interest-earning assets                    7.79%         7.59 %
Average cost of funds                                       4.38%         3.65 %
Net interest rate spread                                    3.41%         3.94 %
Net yield on interest-earning assets                        3.95%         4.32 %
Net income                                                $2,859        ($ 791)
Return on average assets                                    1.73%        (0.50)%
Return on average equity                                   21.80%        (6.94)%
Leverage capital ratio                                      7.72%         6.58 %
Earnings per share                                        $ 0.57        ($0.16)
Book value per share                                      $10.63         $8.87

                  Dime Financial Corporation And Subsidiary

                           Selected Financial Data

                                                      March 31,   December 31,  March 31,
(in thousands)                                          1996         1995         1995
- -----------------------------------------------------------------------------------------

Non-Performing Asset Information:

Non-Performing Loans:
  Residential Real Estate - owner occupied             $2,316       $2,729       $ 4,039
  Residential Real Estate - non-owner occupied          1,376        1,235             *
  Commercial Real Estate                                1,536        2,580         2,677
- ----------------------------------------------------------------------------------------
      Total Mortgage Loans                              5,228        6,544         6,716
  Commercial Loans                                        373          690         1,290
  Consumer Loans                                          409          448           306
- ----------------------------------------------------------------------------------------
      Total Non-Performing Loans                        6,010        7,682         8,312

Other Real Estate Owned                                   868        1,865         4,163
Less:  Reserve for OREO Losses                            260          450           630
- ----------------------------------------------------------------------------------------
      Total OREO, net                                     608        1,415         3,533

Total Non-Performing Assets                            $6,618       $9,097       $11,845

<F*> information for this period is not available, it is included within Residential real estate - owner occupied

                                                      March 31,     December 31,    March 31,
(in thousands)                                          1996           1995           1995
- ---------------------------------------------------------------------------------------------

Average Balance Information
 For the quarters ended:
  Interest earning assets:
    Gross loans                                       $450,462       $472,201       $509,234
    Investment securities                              179,356        136,976         62,843
    Federal funds sold / interest bearing deposits      16,348         20,244         32,928
- --------------------------------------------------------------------------------------------
      Total interest earning assets                    646,166        629,421        605,005

Total Assets                                          $662,414       $644,264       $628,130

Interest bearing liabilities:
  Interest bearing deposits                           $509,063       $494,502       $482,409
  Borrowings                                            58,000         58,000         58,244
- --------------------------------------------------------------------------------------------
      Total interest bearing liabilities               567,063        552,502        540,653

Total Liabilities                                      609,961        594,596        582,498

Shareholders' Equity                                    52,453         49,668         45,632

Total Liabilities & Shareholders' Equity              $662,414       $644,264       $628,130